Exhibit 99.1

National Interstate Corporation Reports 2011 Third Quarter Results and Quarterly Dividend

Richfield, Ohio, November 1, 2011 — National Interstate Corporation (Nasdaq: NATL) today reported results for the 2011 third quarter and first nine months. Gross premiums written of $120.9 million for the 2011 third quarter and $411.7 million for the 2011 first nine months increased 3.7% and 23.6%, respectively, compared to the same periods last year. Both periods reflect growth in existing businesses and the first nine months also include the favorable impact from the acquisition of Vanliner Insurance Company in July 2010. Net after-tax earnings from operations per share, diluted of $.31 for the 2011 third quarter decreased and $1.22 for the 2011 first nine months was flat compared to the same prior year periods. Both 2011 periods had higher net investment income offset by lower underwriting profits.

“Our top line has performed consistently well throughout the year with growth in existing businesses and the favorable impact of the Vanliner premium,” stated Dave Michelson, President and Chief Executive Officer. “2011 third quarter earnings from operations included the adverse impact of approximately $.26 per share related to claims costs above those experienced in the 2010 third quarter for our recreational vehicle (RV) product line and two Alternative Risk Transfer (ART) programs. Weather related losses comprised approximately 20% of this unusual claims variance. “

Gross Premiums Written

Mr. Michelson commented, “The addition of the Vanliner business accounts for much of the 23.6% year over year growth. However, we have also grown our existing business in 2011. For the first time since the acquisition both the 2011 and 2010 quarterly results include Vanliner business and we reported a 3.7% increase in gross premiums written.”

The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$53,365	44.2%	$45,591	39.1%
Transportation	46,093	38.1%	48,288	41.4%
Specialty Personal Lines	13,295	11.0%	14,794	12.7%
Hawaii and Alaska	6,479	5.4%	6,259	5.4%
Other	1,629	1.3%	1,597	1.4%

Gross premiums written	$120,861	100.0%	$116,529	100.0%

	Nine Months Ended September 30,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$222,810	54.1%	$179,753	54.0%
Transportation	126,512	30.7%	85,378	25.6%
Specialty Personal Lines	43,085	10.5%	49,467	14.9%
Hawaii and Alaska	14,672	3.6%	14,435	4.3%
Other	4,580	1.1%	4,026	1.2%

Gross premiums written	$411,659	100.0%	$333,059	100.0%

Alternative Risk Transfer (ART): The ART component grew 17% for the 2011 third quarter and 24% for the 2011 first nine months compared to the same 2010 periods. The growth in this component was attributable to the continued above average customer retention combined with the addition of new customers in existing programs. Underwriting actions for the two previously mentioned ART programs that experienced elevated claims in the 2011 third quarter and which comprise approximately 9% of our total in-force premiums, may adversely affect future growth in this component. However, the Company expects the ART component to continue to be a primary growth source, with continued expansion of existing programs and the development of new products.

Transportation: Beginning in the 2010 third quarter, traditional business written as a result of the Vanliner acquisition was reported in the Transportation component. The growth in this component during the first half of this year was attributable to moving and storage premiums that have been written through Vanliner. For the 2011 third quarter, this component declined approximately 4% primarily due to non-moving and storage 2010 premiums, written in conjunction with the Vanliner balance sheet guarantee, that the Company chose not renew. Business being generated by the Company’s other transportation products in this component have been flat to down in 2011 when compared to 2010.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component have declined in each of the first three quarters of 2011. Underwriting and pricing actions in 2010 related to the commercial vehicle product and a decline in quotes in 2011for the RV product have adversely affected the top line for this component.

Hawaii and Alaska: This component has experienced growth for two consecutive quarters with gross premiums moderately ahead of the first nine months of 2010. The Company is encouraged but cautiously optimistic as market conditions remain competitive.

Earnings

The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between several non-GAAP financial measures to better reflect the results related to the ongoing business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$5,932	$7,670	$23,757	$23,406
After-tax net realized gain from investments	279	639	1,914	2,297
After-tax impact from balance sheet guaranty for Vanliner	(362)	—	(2,091)	—
Gain on bargain purchase of Vanliner	—	7,453	—	7,453
Change in valuation allowance related to net capital losses	—	—	—	810

Net income	$5,849	$15,762	$23,580	$33,966

Net after-tax earnings from operations per share, diluted	$0.31	$0.40	$1.22	$1.21
After-tax net realized gain from investments per share, diluted	0.01	0.03	0.10	0.12
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	(0.02)	—	(0.11)	—
Gain on bargain purchase of Vanliner, diluted	—	0.38	—	0.38
Change in valuation allowance related to net capital losses per share, diluted	—	—	—	0.04

Net income per share, diluted	$0.30	$0.81	$1.21	$1.75

Net after-tax earnings from operations are comprised of underwriting income and net investment income. The Company separately reports after-tax realized gain from investments and the after-tax impact on underwriting results related to the balance sheet guaranty and gain on bargain purchase from the Vanliner acquisition.

Underwriting Results:

The following ratios exclude the impact from the balance sheet guaranty associated with the Vanliner acquisition to reflect the results of ongoing underwriting operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011 (a)	2010 (a)	2011 (a)	2010 (a)
Losses and loss adjustment expense ratio	74.4%	70.3%	71.4%	66.2%
Underwriting expense ratio	24.4%	22.6%	23.8%	24.4%

Combined ratio	98.8%	92.9%	95.2%	90.6%

(a)	These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business based on premiums earned of $1.5 million and $25.0 million for the 2011 third quarter and first nine months, respectively, and $34 million for the 2010 third quarter and first nine months.

The Company has experienced higher combined ratios throughout 2011 compared to 2010. The underwriting results for the first nine months of 2011 reflect higher claims costs and slightly lower underwriting expenses. The prolonged competitive commercial market conditions have contributed to rising loss and loss adjustment expense (LAE) ratios in 2011. Both claims costs and underwriting expenses were elevated in the 2011 third quarter as discussed below:

Claims: Historically the Company has experienced higher claims costs in the third quarter because of weather events and driving patterns of their customers. The 2011 third quarter loss and LAE ratio increased 4.1 percentage point compared to the 2010 third quarter. During the 2011 third quarter the Company’s RV product added approximately 2.2 percentage points to the 2011 third quarter loss and LAE ratio due to unusually high weather (1.4 points) and fire (.8 points) related claims. In addition, elevated claims costs in two ART programs when compared to the prior year added approximately 5.2 percentage points to the 2011 third quarter loss and LAE ratio. One of the programs is in the process of winding down while the other has recently undergone corrective underwriting actions. Other products are performing within expected ranges for both the 2011 third quarter and first nine months.

For the 2011 third quarter the Company had favorable development from prior year claims of $0.8 million which reduced the loss and LAE ratio by 0.7 percentage points. This compares to 2.2 percentage points of favorable development for the 2010 third quarter.

Underwriting Expenses: The Company’s quarterly underwriting expense ratios often vary based on the mix of business written or non-recurring items. The 2011 third quarter underwriting expense ratio is within the expected range while the 2010 third quarter ratio is lower because of the favorable impact related to adjustments to variable employee expenses.

Mr. Michelson said, “While we expect an up-tick in claims during the third quarter, we are not satisfied with the 2011 third quarter underwriting results. As a specialty niche underwriter we manage many unique insurance programs and continually make adjustments to them. Actions have been taken in the two ART programs which contributed to the elevated third quarter losses and we believe the RV losses were an aberration. The insurance markets remain competitive, but the atmosphere where rate decreases are expected appears to be ending. We continue to target low to mid 90’s combined ratios in the current insurance environment.”

Investments:

Net investment income of $22.3 million for the 2011 first nine months increased 36% compared to the 2010 first nine months reflecting the addition of the Vanliner portfolio in July 2010. Net investment income of $7.6 million for the 2011 third quarter was 18% above the 2010 third quarter primarily due to repositioning of the acquired Vanliner portfolio in higher yielding investments.

The Company had net realized gain from investments of $2.9 million for the 2011 first nine months primarily from security sales at gains for reinvestment in higher yielding sectors. The net realized gains of $3.5 million for the 2010 first nine months were from sales to generate funds for the Vanliner acquisition.

The Company maintains a high quality and diversified portfolio with approximately 89% of its cash and invested assets rated as investment grade and an average rating of AA- in its fixed income portfolio. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	September 30, 2011
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$140,629	$6,773
Foreign government	5,749	66
State and local government	297,323	10,287
Mortgage backed securities	242,522	2,794
Corporate obligations	248,705	4,910
Preferred redeemable securities	9,700	(554)

Total fixed maturities	$944,628	$24,276

Equity securities	$27,746	$(2,575)

Total fixed maturities and equity securities	$972,374	$21,701

Impact from the Vanliner Guaranteed Runoff Business and Deferred Income Tax Valuation Allowance:

As previously disclosed, the seller of Vanliner provided National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s final closing balance sheet whereby both favorable and unfavorable balance sheet development inures to the seller. Additionally, as a result of purchase accounting requirements the Company was required to determine the fair value of the future economic benefit of the financial guarantees and acquired loss reserves, as of the date of acquisition and record it as a $7.5 million gain on bargain purchase, despite the fact that actual gains and losses related to the financial guaranty will be reflected in operations as they are incurred in future periods. As a result, the timing of the revenues and expenses associated with the guaranteed runoff business will not occur in the same period and will result in combined ratios which are not consistent with the negotiated combined ratio which was to approximate 100% for the Vanliner guaranteed business. As such, the after-tax impact from the runoff business guaranteed by the seller of $0.4 million and $2.1 million for the 2011 third quarter and first nine months respectively, have been removed from the net after-tax earnings from operations to reflect only those results of the ongoing business.

In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed subsequent to March 31, 2010.

Quarterly Dividend

The Company’s Board of Directors approved a quarterly dividend of $0.09 per share on October 27, 2011. The cash dividend will be payable on December 12, 2011 to shareholders of record of the Company’s common stock as of the close of business on November 28, 2011.

Earnings Conference Call

The Company will hold a conference call to discuss the 2011 third quarter results tomorrow, Wednesday, November 2, 2011 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing 888-713-8566 and providing the confirmation code 88357105. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Data:
Gross premiums written	$120,861	$116,529	$411,659	$333,059

Net premiums written	$101,741	$100,524	$345,735	$267,905

Premiums earned	$107,947	$111,866	$319,550	$251,280
Net investment income	7,623	6,440	22,321	16,411
Net realized gains on investments (*)	428	983	2,944	3,534
Gain on bargain purchase	—	7,453	—	7,453
Other	860	1,030	2,830	2,824

Total revenues	116,858	127,772	347,645	281,502
Losses and loss adjustment expenses	80,387	85,204	233,616	174,340
Commissions and other underwriting expenses	23,103	18,433	64,624	48,004
Other operating and general expenses	4,224	3,799	12,860	11,421
Expense on amounts withheld	909	840	2,728	2,575
Interest expense	58	131	167	235

Total expenses	108,681	108,407	313,995	236,575

Income before income taxes	8,177	19,365	33,650	44,927
Provision for income taxes	2,328	3,603	10,070	10,961

Net income	$5,849	$15,762	$23,580	$33,966

Per Share Data:
Net income per common share, basic	$0.30	$0.81	$1.22	$1.76
Net income per common share, assuming dilution	$0.30	$0.81	$1.21	$1.75

Weighted average number of common shares outstanding, basic	19,368	19,344	19,367	19,338
Weighted average number of common shares outstanding, diluted	19,494	19,457	19,477	19,431

Cash dividend per common share	$0.09	$0.08	$0.27	$0.24

(*) Consists of the following:
Net realized gains before impairment losses	$574	$1,180	$3,090	$3,832
Total losses on securities with impairment charges	(146)	(197)	(146)	(197)
Non-credit portion in other comprehensive income	—	—	—	(101)

Net impairment charges recognized in earnings	(146)	(197)	(146)	(298)

Net realized gains on investments	$428	$983	$2,944	$3,534

GAAP Ratios:
Losses and loss adjustment expense ratio	74.5%	76.2%	73.1%	69.4%
Underwriting expense ratio	24.5%	18.9%	23.4%	22.5%

Combined ratio	99.0%	95.1%	96.5%	91.9%

Return on equity (a)			9.7%	15.6%
Average shareholders’ equity			$322,935	$290,511

	At September 30,	At December 31,
	2011	2010 (b)
Balance Sheet Data (GAAP):
Cash and invested assets	$1,018,621	$965,204
Reinsurance recoverable	202,419	208,590
Amounts refundable on purchase price of Vanliner	—	14,256
Intangible assets	8,738	8,972
Total assets	1,548,960	1,488,605
Unpaid losses and loss adjustment expenses	797,356	798,645
Long-term debt	22,000	20,000
Total shareholders’ equity	$336,292	$309,578
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$320,513	$305,441
Book value per common share, basic (at period end)	$17.36	$15.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$16.55	$15.78
Common shares outstanding at period end (c)	19,368	19,356

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period

(b)	Certain line items and ratios associated with the 2010 results have been impacted by the required purchase accounting related to the Vanliner acquisition.

(c)	Common shares outstanding at period end include all vested common shares. At September 30, 2011 and December 31, 2010 there were 73,800 and 88,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.